Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Teresa Hess
Director, Investor Relations
Tecumseh Products Company
734-585-9507
Tecumseh Products Company Reports Second Quarter 2009 Results
▪	The Company continues to meet the demands of the challenging economic environment and position itself for the eventual recovery, with ongoing efforts to improve efficiencies, reduce operating costs and match infrastructure with current volumes

▪	The severe global economic contraction that began in the fourth quarter of 2008 continued into the first and second quarters of 2009, resulting in similar downward pressures on sales volumes and margins, culminating in a net loss from continuing operations of $23.3 million for the quarter and $47.8 million for the year 2009 to date

▪	Total cash and equivalents amounted to $74.8 million, a reduction of $38.3 million when compared to the beginning of the year. Included in the cash reduction was a $13.1 million payment to the purchaser of the Engine and Powertrain business in the first quarter for purchase price adjustments related to final working capital. Otherwise, cash was utilized in the first and second quarter of 2009 to manage the downturn in volume and to address governance related matters.
ANN ARBOR, Mich., August 5, 2009 — Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its second quarter ended June 30, 2009.
“As with most companies, the global business climate remains difficult and as a result, many of our customers are reducing inventory levels, putting downward pressure on our sales,” said Ed Buker, Chairman, President and CEO of Tecumseh Products. “This has most directly impacted our sales of compressors for commercial and aftermarket applications, as well as refrigeration & freezer applications. The first two quarters in the year also saw unpredictable fluctuations in commodity costs and key currency rates, which served to partially offset the impact of the soft global sales environment. In these extremely challenging times, we had the foresight to make the needed changes to our global manufacturing footprint to weather these circumstances, and we continue to take steps to streamline our operations, with the end goal of establishing Tecumseh as a world-class competitor in the global compressor market.”
Consolidated net sales from continuing operations in the second quarter of 2009 decreased to $161.2 million from $273.8 million in 2008. After consideration for the effect of currency translation, which decreased sales in U.S. dollars by $25.3 million, sales declined by $87.3 million or 31.9%. Compressors for commercial and aftermarket applications showed the most substantial decline when compared to the second quarter of 2008, down by $72.9 million or 51.2%. These volume declines were driven by adverse economic conditions which create overall declines in market volumes. As customers reduce inventory balances to better reflect current sales levels, sales volumes were substantially affected. Sales for refrigeration & freezer (“R&F”) applications also recorded a significant decline, with sales reduced by

$26.8 million or 31.8% year-on-year. Volumes for R&F product were also substantially affected by the global economic contraction, as consumer credit was considerably more constrained than in the second quarter of 2008, and the comparative rate of housing starts declined. The downturn in market volumes for R&F applications was the end result of the twofold effect of these economic conditions; a decreased demand by consumers combined with lower demand from our R&F customers as they brought their own inventories in line with lower volumes. Cooler-than-normal weather also adversely affected R&F sales in the quarter just ended. Sales of compressors for air conditioning and other applications declined by $12.9 million or 27.4%.
Cost of sales was $156.1 million in the three months ended June 30, 2009 compared to $240.3 million in the three months ended June 30, 2008. As a percentage of net sales, cost of sales was 96.8% and 87.8% in the second quarters of 2009 and 2008, respectively. Gross profit (defined as net sales less cost of sales) declined by $28.4 million, from $33.5 million or 12.2% in the second quarter of 2008 to $5.1 million or 3.2% in the second quarter of 2009. The most substantial impact to gross profit in the second quarter of 2009 was volume declines, which had an unfavorable impact of $32.0 million when compared to the same quarter of 2008. Offsetting the volume declines were favorable productivity costs of $5.2 million, selling price and mix improvements of $3.0 million, favorable currency impacts of $1.9 million, and favorable commodity costs of $0.3 million as compared to the same period in 2008. Lower pension and OPEB credits reduced 2009 gross profit by $2.1 million when compared to the second quarter of 2008; in addition, favorable litigation settlement costs were recorded in Europe in 2008 amounting to $2.2 million, while no such benefit was realized in the current year. All other income and expense items reduced 2009 results by an additional $2.5 million.
Selling and administrative (“S&A”) expenses were $33.1 million and $34.3 million in the three months ended June 30, 2009 and 2008, respectively. As a percentage of net sales, S&A expenses were 20.5% in the second quarter of 2009 compared to 12.5% in the second quarter of 2008. The Company recorded expenditures of approximately $5.0 million in the second quarter of 2009 for one-time professional fees, primarily comprised of legal fees for corporate governance issues. This expenditure constituted an increase of $1.1 million in professional fees incurred for one-time projects when compared to the $3.9 million incurred during the same period in 2008. In addition, a favorable change in estimate of $1.9 million that was recorded in 2008 was not repeated in 2009. The effect of foreign currency translation had a favorable effect in 2009 of $2.8 million; all other S&A expenses decreased in the aggregate by $1.4 million.
Buker commented, “We remain focused on controlling costs and improving efficiencies across our operations. As part of this effort, we are sizing our business in line with global demand. Largely as a result of these actions, we continue to believe the Company is positioned to return to solid levels of profitability when demand eventually rebounds.”
Tecumseh recorded expense of $1.1 million in impairments, restructuring charges, and other items in the three months ended June 30, 2009. These expenses were as a result of costs associated with reductions in force at its Brazilian ($0.8 million) and North American ($0.3 million) locations during the quarter. The Company recorded expense of $3.3 million in impairments, restructuring charges, and other items in the three months ended June 30, 2008. These expenses were as a result of severance and restructuring costs from previously announced actions recognized at its North American ($1.6 million), European ($0.9 million), and Brazilian ($0.8 million) locations during the quarter.
Interest expense amounted to $2.1 million in the three months ended June 30, 2009 compared to $6.2 million in the same period of 2008. The substantially lower interest expense in the current quarter was primarily attributable to reduced borrowings, including both debt balances and accounts receivable factoring. Interest income and other, net was $0.6 million in the second quarter of 2009 compared to $3.3 million in the second quarter of 2008, primarily reflecting the lower levels of cash and short-term investments held in 2009.
As a result of the factors described above, net loss from continuing operations for the quarter ended June 30, 2009 was $23.3 million ($1.26 per share, basic and diluted) as compared to net loss of $6.6 million ($0.36 per share, basic and diluted) in the same period of 2008.
Consolidated net sales from continuing operations in the first two quarters of 2009 decreased to $309.3 million from $549.0 million in 2008. After consideration for the effect of currency translation, which decreased sales in U.S. dollars by $53.6 million, compressor sales declined by $186.1 million or 33.9%. Sales of compressors used in commercial applications decreased by $125.2 million or 44.5%. For the commercial and aftermarket business, volume declines were driven by softer economic conditions as well as lower shipments to customers as they too reduced inventory balances to better reflect current sales levels. Dollar volume declines in sales of compressors used in R&F applications were $84.8 million or 49.3%. Year-to-date volumes for R&F product were affected by the same factors that impacted the second quarter; specifically, the global economic contraction, constraints to consumer credit, and the lower rate of housing starts as compared to the same period as 2008, as well as adverse weather conditions. Sales of compressors for air conditioning applications and all other applications also declined by $29.6 million or 30.9%.
Cost of sales was $294.9 million in the six months ended June 30, 2009, as compared to $469.9 million in the same period of 2008. As a percentage of net sales, cost of sales was 95.3% and 85.6% in the first six months of 2009 and 2008, respectively. Gross profit (defined as net sales less cost of sales) declined by $64.7 million, from $79.1 million or 14.4% through the second quarter of 2008 to $14.4 million or 4.7% in the comparable period of 2009. Volume declines accounted for the majority of the decrease in gross profit, reducing 2009 results by $61.6 million as compared to the first two quarters of 2008. Commodity costs were unfavorable year-on-year by $4.3 million, and other purchasing costs were also unfavorable by $2.4 million. Current-year margin was also unfavorably impacted by selling price and mix of $0.3 million. In addition, certain items that were favorable to 2008 results did not recur in 2009. These amounts included a gain on the sale of an airplane and our former airport facility of $4.2 million and favorable litigation settlement costs of $2.2 million. Lower pension and OPEB credits of $3.0 million were also recorded in the current year. In contrast, productivity improvements of $15.0 million and favorable currency impacts of $6.3 million improved 2009 results when compared to the same period of 2008. The effect of all other income and expense items was unfavorable to 2009 results by $8.4 million.
S&A expenses were $65.3 million in the first two quarters of 2009 as compared to $65.9 million in the six months ended June 30, 2008. As a percentage of net sales, S&A expenses were 21.1% and 12.0% in 2009 and 2008, respectively. The Company incurred approximately $8.3 million in the first two quarters of 2009 for one-time professional fees, which included consulting services for strategic planning and legal fees for corporate governance issues, representing an increase of $2.2 million when compared to the $6.1 million incurred in 2008. In addition, a favorable change in estimate of $1.9 million that was recorded in the second quarter of 2008 was not repeated in 2009. The effect of foreign currency translation had a favorable effect in 2009 of $6.1 million; all other S&A expenses increased in the aggregate by $1.4 million.

The Company recorded expense of $7.0 million and $3.8 million in impairments, restructuring charges, and other items in the year-to-date periods ended June 30, 2009 and 2008 respectively. A summary of these charges (gains) is as follows:

	Six Months	Six Months
	Ended	Ended
(Dollars in millions)	June 30, 2009	June 30, 2008
Excise tax expense on proceeds from salaried retirement plan reversion	$—	$20.0
Severance, restructuring costs, and special termination benefits	4.4	5.9
Gain on sale of buildings and machinery	—	(0.6)
Loss on transfer of surplus land	0.3	—
Environment reserve on held-for-sale building	2.3	—
Curtailment and settlement (gains) / losses	—	(21.5)

Total impairments, restructuring charges, and other items	$7.0	$3.8

As a result of the factors described above, losses from continuing operations were $47.8 million in the current year, compared to a profit of $0.2 million in the first two quarters of the prior year.
As of June 30, 2009, the Company reported total cash and cash equivalents of $74.8 million. Cash used by operations amounted to $24.1 million in 2009, as compared to cash provided by operations of $79.7 million in 2008. In the first quarter of 2009 operations used $15.2 million, while the second quarter used $8.9 million. The 2009 results incorporated a net loss of $48.8 million, which included the non-cash impact of $19.8 million in depreciation expense. In 2008, the $80 million in net proceeds realized from the reversion of the Company’s salaried retirement plan was a significant element of the increase in cash, as was net income (including income from discontinued operations) of $26.0 million.
With respect to working capital, inventories decreased by $19.2 million during 2009, reflecting the lower balances required in 2009 to address current manufacturing requirements as well as global efforts to reduce inventories. Accounts receivable also declined by $15.7 million from the beginning of the year. The Company also recorded decreases to accounts payable and other accrued expenses and liabilities (down $24.9 million since the end of 2008), which was primarily attributable to the current dip in sales volumes, which led to reduced purchases of raw materials.
Cash used by investing activities was $17.8 million in the first six months of 2009, versus cash provided by investing activities of $12.3 million for the same period of 2008. 2009 expenditures of $13.1 million were related to a working capital settlement made to the purchaser of our former Engine & Powertrain business (which is included in our cash flow statement in the sale of assets line). $22.6 million in proceeds were received from the sale of assets during 2008, including $14.2 million received from the sale of MP Pumps, while no such proceeds were recorded in 2009. Changes in restricted cash balances represented a source of $0.6 million in cash in 2009 and a use of $7.6 million in cash in 2008.
Cash provided by financing activities was $2.3 million in the first two quarters of 2009 as compared to cash provided by financing activities of $0.9 million in the comparable period of 2008. The changes in both periods were due to increases in borrowing at foreign facilities.

Tecumseh reported that the condition of the global economy as discussed above as well as dramatic fluctuations in commodity costs and key currency rates had a significant impact on its business operations in the first two quarters of 2009. The outlook for the remainder of 2009 is subject to these same variables.
The Company continues to be concerned about maintaining its expected level of sales volumes, particularly in light of current global economic conditions. The negative volume trends in the first and second quarters of 2009 were severe. While seasonal activity and some recent increases in order activity suggest that second half volumes will improve over the first half of the year, we cannot currently project when market conditions may begin to improve on a sustained or significant basis.
Certain key commodities, including copper, saw significant fluctuations in pricing during 2008 and the first two quarters of 2009; copper prices increased by more than 22% through July and then dropped almost 63% in August through December, before rising again by more than 65% in the first and second quarters of 2009. As of June 30, 2009, the Company held approximately 88% of its total projected copper requirements for the remainder of 2009 in the form of forward purchase contracts and futures, which will provide it with substantial (though not total) protection from further resurgence in price during the remainder of the year, but also will detract from its ability to benefit from any price decreases. We expect the total 2009 cost of purchased materials for the full year, including the impact of hedging activities, to be flat or slightly lower than the prior year, depending on commodity cost levels (particularly steel costs) over the course of the year. As a partial means of addressing the escalating costs of commodities in 2008, the Company implemented price increases; over the course of 2009 it expects to closely monitor pricing levels to correspond appropriately with changes, either favorable or unfavorable, in its cost structure.
“When compared to 2008 we continue to benefit from favorable currency rates, which were largely locked in through our hedging activities. Although recent currency trends have turned unfavorable, our continued hedging activity will mitigate these trends through the remainder of the year. We are also seeing the benefits of our productivity improvement efforts, and commodity costs were favorable in the second quarter when compared to the same period in 2008, as opposed to unfavorable in the first. While these improvements pale in comparison to the effects of declines in volume they will prove to be the foundation of much better results when industry volumes recover,” noted James Nicholson, Chief Financial Officer of Tecumseh Products.
The Brazilian real, euro and Indian rupee continue to show significant volatility against the U.S. dollar. The Company has considerable forward purchase contracts to cover its exposure to fluctuations in value during 2009. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts and including the impact of balance sheet re-measurement, are expected to have a favorable financial impact totaling approximately $18 to $25 million when compared to 2008 at current projected exchange rates.
As part of its efforts to offset unfavorable market conditions, improve profitability and reduce the consumption of capital resources, the Company’s plans for 2009 include continued cost reduction activities including, but not limited to, further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms, and revised sourcing plans. During 2008, the Company reduced its headcount by approximately 2,400 people; further headcount reductions of approximately 675 people since January 1, 2009 reflect the Company’s ongoing efforts to scale the business to current levels of volume. We are also evaluating further restructuring actions over the remainder of 2009.

The amount of capital expenditures incurred during 2009 will ultimately depend on the timing and extent of economic recovery. The Company anticipates that 2009 capital expenditures will be in the range of $15 to $18 million — below its current target average of $20 to $25 million per year — as the Company carefully manages and prioritizes expenditures based on the potential to achieve rapid return on the capital invested.
Buker concluded: “In the current environment of global economic weakness, we remain diligent and disciplined in our use of cash. Although we used cash to fund our operations in the second quarter, at nearly $75 million, our cash position continues to be a solid foundation to ensure our continued progress toward achieving our ultimate goal of transforming Tecumseh into a world-class competitor in our core compressor business and returning value to shareholders. We’ll also see infusions of cash in the second half of 2009 through the receipt of an income tax refund and the anticipated reversion of our hourly pension plan. Although the significant progress we have made to date was masked by deteriorating market conditions in the second quarter, we remain confident that we are on the right path to ensure a solid future for our Company.”
Conference Call to Discuss Second Quarter 2009 Results
Tecumseh Products Company will host a conference call to report on the Company’s second quarter 2009 results on Thursday, August 6, 2009 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then be made available for replay through the Investor Relations section of Tecumseh Products Company’s website at www.tecumseh.com.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s web site at http://www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) unfavorable changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions, except per share data)	2009	2008	2009	2008
Net sales	$161.2	$273.8	$309.3	$549.0
Cost of sales	156.1	240.3	294.9	469.9
Selling and administrative expenses	33.1	34.3	65.3	65.9
Impairments, restructuring charges, and other items	1.1	3.3	7.0	3.8

Operating (loss) income	(29.1)	(4.1)	(57.9)	9.4
Interest expense	2.1	6.2	5.0	13.5
Interest income and other, net	0.6	3.3	1.4	5.1

(Loss) income from continuing operations before taxes	(30.6)	(7.0)	(61.5)	1.0
Tax (benefit) expense	(7.3)	(0.4)	(13.7)	0.8

(Loss) income from continuing operations	(23.3)	(6.6)	(47.8)	0.2
Income (loss) from discontinued operations, net of tax	(1.6)	15.6	(1.0)	25.8

Net (loss) income	($24.9)	$9.0	($48.8)	$26.0

Basic (loss) earnings per share:*
(Loss) income from continuing operations	(1.26)	(0.36)	(2.59)	0.01
(Loss) income from discontinued operations, net of tax	(0.09)	0.85	(0.05)	1.40

Net (loss) income per share, basic	($1.35)	$0.49	($2.64)	$1.41

Diluted (loss) earnings per share:**
(Loss) income from continuing operations	(1.26)	(0.36)	(2.59)	0.01
(Loss) income from discontinued operations, net of tax	(0.09)	0.85	(0.05)	1.30

Net (loss) income per share, diluted	($1.35)	$0.49	($2.64)	$1.31

Weighted average shares, basic (in thousands)	18,480	18,480	18,480	18,480
Weighted average shares, diluted (in thousands)	19,871	19,871	19,871	19,871

Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

*	The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the “Company”) are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The Dec. 31, 2008 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States (“U.S. GAAP”). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report for the fiscal year ended Dec. 31, 2008. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

**	In 2007, we issued a warrant to a lender to purchase 1,390,944 shares of our Class A Common Stock, which is equivalent to 7% of our fully diluted common stock (including both Class A and Class B shares). Diluted earnings per share for the six months ended June 30, 2008 are therefore calculated based on a total of 19,870,628 shares. For the three and six months ended June 30, 2009 and the three months ended June 30, 2008 however, this warrant is not included in diluted per share information, as the effect would be antidilutive due to the losses recorded in continuing operations.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(Dollars in millions)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$74.8	$113.1
Restricted cash and cash equivalents	11.9	12.5
Accounts receivable, net	78.1	88.1
Inventories	113.4	123.0
Assets held for sale	16.3	21.7
Other current assets	59.9	54.2

Total current assets	354.4	412.6
Property, plant and equipment — net	254.1	244.3
Prepaid pension expense	82.0	81.0
Other assets	73.7	60.6

Total assets	$764.2	$798.5

Liabilities and Stockholders’ Equity Current liabilities:
Accounts payable, trade	$97.9	$109.6
Short-term borrowings	37.3	30.4
Liabilities held for sale	1.3	1.0
Accrued liabilities	63.8	98.2

Total current liabilities	200.3	239.2
Long-term debt	0.3	0.4
Deferred income taxes	4.7	8.7
Pension and postretirement benefits	57.8	58.2
Product warranty and self-insured risks	5.8	8.0
Other non-current liabilities	7.0	6.6

Total liabilities	275.9	321.1
Stockholders’ equity	488.3	477.4

Total liabilities and stockholders’ equity	$764.2	$798.5

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
(Dollars in millions)	2009	2008

Cash flows from operating activities:
Cash (used in) provided by operating activities	($24.1)	$79.7

Cash flows from investing activities:
(Payments made) proceeds from sale of assets	(13.1)	22.6
Capital expenditures	(5.2)	(2.7)
Long term investments	(0.1)	—
Change in restricted cash and cash equivalents	0.6	(7.6)

Cash (used in) provided by investing activities	(17.8)	12.3

Cash flows from financing activities:
Debt issuance / amendment costs	—	(1.6)
Borrowings, net	2.3	2.5

Cash provided by financing activities	2.3	0.9

Effect of exchange rate changes on cash	1.3	9.0

(Decrease) increase in cash and cash equivalents	(38.3)	101.8
Cash and cash equivalents:
Beginning of period	113.1	76.8

End of period	$74.8	$178.6